UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2005

MUNICIPAL MORTGAGE & EQUITY, LLC

(Exact name of registrant as specified in its charter)

Delaware	011-11981	52-1449733
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 East Pratt Street, Suite 300 Baltimore, Maryland (Address of principal executive offices)	21202 (ZIP Code)

Registrant’s telephone number, including area code: (443) 263-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 8, 2005, Municipal Mortgage & Equity, LLC (the “Company”) and MMA Mortgage Investment Corporation, a Florida corporation (“MMIC”), entered into a stock purchase agreement with David Williams and Kevin Filter to purchase all outstanding capital stock of Glaser Financial Group, Inc. (“Glaser”), for an initial cash purchase price of $50.0 million plus deferred payments of approximately $12.0 million over the three year period subsequent to closing. In addition, contingent consideration may also be payable upon the third anniversary of the closing date if certain specified levels of operating performance are achieved. The deferred payments and contingent consideration payments are payable in the form of Company common shares, but under certain circumstances could be payable in a combination of shares and cash, as more fully outlined in the Stock Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto. The Company expects the total acquisition price to be approximately $67.0 million. The transaction is expected to close early in the third quarter of 2005.

     The Company issued a press release announcing the acquisition on June 8, 2005. The press release noted that the Company expects to discuss the acquisition in more detail at its next quarterly conference call, which will take place in September. The next quarterly conference call will actually take place in July. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

     10.1 Stock Purchase Agreement, dated as of June 8, 2005.

     99.1 Press release, dated June 8, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUNICIPAL MORTGAGE & EQUITY, LLC

By:	/s/ William S. Harrison

	Name:	William S. Harrison
	Title:	Executive Vice President and Chief Financial Officer

Date: June 10, 2005

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EXHIBIT INDEX

10.1 Stock Purchase Agreement, dated as of June 8, 2005.

99.1 Press release, dated June 8, 2005.

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